Exhibit 99

Midwest Express Holdings, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: NYSE - MEH

Media Inquiries: Carol Skornicka, 414-570-3980, 888-360-4782 or Carol.Skornicka@midwestairlines.com
Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE
December 31, 2003

MIDWEST AIR GROUP TAKES OFF
Midwest Express Holdings Changes Name Effective January 1, 2004

Milwaukee, Wisconsin, December 31, 2003 – Midwest Express Holdings, Inc. – the parent company of Milwaukee-based Midwest Airlines – will officially change its name to Midwest Air Group, Inc. effective January 1, 2004. Shareholders approved the name change at the airline holding company’s annual meeting in April.

The change reflects the adoption, earlier this year, of simplified names for Midwest Airlines and its Midwest Connect subsidiary (formerly Midwest Express and Skyway Airlines), and the introduction of a new corporate symbol. Standardizing all aspects of corporate identity – from aircraft livery and airport signage to employee uniforms and letterhead – is expected to continue through 2007.

MEH – the company’s ticker symbol on the New York Stock Exchange – will remain the same.

Midwest Airlines features nonstop jet service to major destinations throughout the United States. Skyway Airlines, Inc. – its wholly owned subsidiary – operates Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 50 cities. More information is available at www.midwestairlines.com.